Exhibit 10.3

Execution Copy

AMENDED AND RESTATED

ENTEROMEDICS INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered on May 4, 2009 (the “Amended Agreement Date”), between ENTEROMEDICS INC. (“Company”), a Delaware corporation with its principal place of business at 2800 Patton Road, St. Paul, Minnesota 55113; and MARK B. KNUDSON (“Employee”), a Minnesota resident whose address is 1309 West Royal Oaks Drive, Shoreview, Minnesota 55126, for the purpose of setting forth the terms and conditions of Employee’s employment by Company.

BACKGROUND

A. Employment. Employee is currently employed by Company as its Chief Executive Officer and President, and Employee possesses certain skills, talents, contacts, judgment and knowledge of the business of Company. Company desires to have the continued benefit of Employee’s employment in such capacities, and Employee desires to continue to serve in such capacities, pursuant to the terms and conditions set forth in this Agreement. Employee understands that his continued employment by Company is expressly conditioned on execution of this Agreement.

B. Prior Agreement. The parties entered into a written Executive Employment Agreement dated June 22, 2005 (the “Prior Agreement”), which has remained in effect from that date until the Amended Agreement Date and is intended to be entirely superseded by this Agreement as of the Amended Agreement Date.

C. Purposes of Amendment and Restatement. Based on Employee’s successful performance of his duties for Company through the Amended Agreement Date the parties desire that the terms and conditions of his employment be improved from those set forth in the Prior Agreement.

The parties also desire to minimize Employee's risk of premature income taxation and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by amending certain compensation and severance provisions of the Prior Agreement in a manner set forth in this Agreement, to the extent necessary to comply with Code Section 409A and the Treasury Regulations and other applicable guidance issued under Code Section 409A.

AGREEMENT

NOW, THEREFORE, in consideration of Employee’s continued employment with Company and the facts recited above, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Employee agree as follows:

ARTICLE I: EMPLOYMENT, TERM AND DUTIES

1.1 Employment. Company hereby employs Employee as its Chief Executive Officer and President, and Employee accepts such employment and agrees to perform services for Company pursuant to the terms and conditions set forth in this Agreement.

1.2 Term. The term (the “Term”) of this Agreement shall commence on the Amended Agreement Date and, unless earlier terminated in accordance with Article III of this Agreement, shall terminate two years from the Amended Agreement Date; provided, however, that the Term of this Agreement shall automatically renew for successive one-year terms thereafter unless, at least 90 days before the expiration of the initial Term or any additional Term, either party provides written notice to the other of its or his desire to terminate this Agreement.

1.3 Position and Duties.

1.3.1 Service with Company. During the Term, Employee agrees to perform such duties and responsibilities as are assigned to him from time to time by Company’s Board of Directors (the “Board”).

1.3.2 Performance of Duties. During the Term, Employee agrees to serve Company in an executive capacity as its President and Chief Executive Officer, and shall perform such duties as are required by Company’s Board of Directors.

ARTICLE II. COMPENSATION, BENEFITS AND EXPENSES

2.1 Base Salary. Subject to the provisions of Article III of this Agreement, during the Term, Company shall pay Employee a “Base Salary” not less than $300,000 per year or such higher annual rate as may from time to time be approved by the Board. Such Base Salary shall be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with Company’s regular payroll procedures, policies and practices for executive officers, as such may be modified from time to time. The Base Salary shall be reviewed by the Board annually for potential adjustment on the basis of performance; and Employee shall be eligible, at Company’s sole discretion, for annual salary increases consistent with Company’s procedures, policies and practices. If Employee’s Base Salary is increased from time to time during the Term, the increased amount shall become the Base Salary for the remainder of the Term and any extensions of the Term and for as long thereafter as required pursuant to Article III as applicable, subject to any subsequent increases.

2.2 Incentive Compensation. In addition to Base Salary, Company shall make Employee eligible for such cash and equity awards pursuant to Company’s Incentive Compensation Plan, if any, as may be applicable and adopted by Company. Except to the extent as otherwise provided in Article III in connection with a termination of Employee’s employment, payment of incentive compensation will be subject to Employee achieving certain objectives set annually by Employee and the Compensation Committee of the Board, with the target amount of any cash incentive compensation for any calendar year to be approved by the Compensation Committee of the Board, which target in no event shall be less than 30% (subject to performance of the specified objectives) of Employee’s Base Salary in effect from time to time. Employee and the Compensation Committee will meet and review the objectives set by the Compensation

Committee for each upcoming calendar year before March 31 of such year. Company shall pay any such incentive compensation earned by Employee for a calendar year on or before March 15 of the following year.

2.3 Participation in Benefits. During the Term of Employee’s employment by Company, Employee shall be entitled to participate in the employee benefits offered generally by Company to its employees, to the extent that Employee’s position, tenure, salary, health and other qualifications make Employee eligible to participate. Without limiting the foregoing, Employee shall be eligible to participate in any pension plan, or group life, health or accident insurance or any other plan or policy that may presently be in effect or that may hereafter be adopted by Company for the benefit of its employees and/or corporate officers generally. Employee is eligible to receive six weeks of vacation on an annual basis, subject to Company’s “Paid Time Off” policy. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment; and nothing in this Agreement is intended to, or shall in any way restrict the right of Company to amend, modify or terminate any of its benefit plans during the Term of this Agreement.

ARTICLE III: TERMINATION AND COMPENSATION FOLLOWING TERMINATION

3.1 Termination. Subject to the respective continuing obligations of the parties under this Agreement, this Agreement and Employee’s employment hereunder may be terminated as of the applicable date, whether before or at the end of the Term (the “Separation Date”) under any of the following circumstances:

3.1.1 Termination by Mutual Agreement. By mutual written agreement of the parties at any time, which may specify a Separation Date.

3.1.2 Termination by Employee’s Death. If Employee dies during the Term, the date of his death shall be his Separation Date.

3.1.3 Termination Due to Employee’s Disability. If Employee becomes Disabled, the Separation Date shall be the effective date of his resignation or his discharge by the Company because of the Disability, whichever occurs first. For purposes of this Agreement, “Disabled” or “Disability” means the incapacity or inability of Employee, whether due to accident, sickness or otherwise (with the exception of the illegal use of drugs), to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Company will be required) for an aggregate of 90 days during any period of 180 consecutive days, or such longer period as may be required under applicable law.

If Employee (or his legal representative, if applicable) does not agree with the Company’s decision to terminate his employment hereunder because of Disability, the question of Employee’s Disability shall be subject to the certification of a qualified medical doctor mutually agreed to by Company and Employee (or, in the event of Employee’s incapacity to designate a doctor, Employee’s legal representative). In the absence of such agreement, each such party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Employee’s Disability. The decision of the designated physician shall be binding upon the parties in the same manner a the decision of an arbitrator under Section 7.5.

3.1.4 Termination by Company for Cause. Company may terminate this Agreement and Employee’s employment for Cause at any time after providing written notice to Employee. For purposes of this Agreement, “Cause” means: (a) willful breach of Employee’s duties to Company or willful breach of this Agreement; (b) Employee’s conviction of any felony or any crime involving fraud, dishonesty, or moral turpitude; (c) Employee’s willful participation in any fraud against or affecting Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act that Company reasonably determines constitutes gross or willful misconduct materially detrimental to Company including, but not limited to, unethical practices, dishonesty, disloyalty, or any other acts harmful to Company; provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure, shall not become effective unless Employee fails to cure such failure to perform or breach within 30 days after his receipt of written notice from Company, such notice to describe such failure to perform or breach and identify what reasonable actions shall be required to cure such failure to perform or breach.

For purposes of this Section 3.1.4, no act, or failure to act, on Employee’s part shall be considered “dishonest” or “willful” unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that his action or omission was in or not opposed to, the best interest of Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Company. Furthermore, the term "Cause" shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Employee has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position.

3.1.5 Termination by Employee without Good Reason. Employee may at any time voluntarily terminate his employment under this Agreement, for any reason or no reason, with 30 days written notice.

3.1.6 Termination by Company without Cause. Company may terminate Employee’s employment under this Agreement at any time for any reason or no reason with 30 days written notice, except that no notice shall be required for a termination without Cause following a “Change in Control” as defined in Employee’s Incentive Stock Option Agreement(s) or Non-Incentive Stock Option Agreement(s), as the case may be, with Company (collectively, the “Stock Option Agreements”).

3.1.7 Termination by Employee for Good Reason. Employee may at any time voluntarily terminate his employment pursuant to this Agreement for Good Reason (as defined below); provided, however, that any resignation by Employee for Good Reason shall not be effective unless and until the following two conditions have been satisfied: (a) he has notified Company in writing of the facts that he believes constitute Good Reason, within 90 days after such facts first becomes known to him; and (b) Company fail to cure such Good Reason within

30 days after its receipt of that notice. Employee’s resignation shall be effective before the end of that 30-day period as of any earlier date on which Company refuses to cure or denies the existence of such Good Reason. The effective date of any resignation for Good Reason shall be a Separation Date. If Company timely cures such Good Reason, or it is determined that the reason for Employee’s resignation was not a Good Reason, he shall be deemed not to have resigned unless he elects to resign under Section 3.1.5.

For purposes of this Agreement, “Good Reason” means, at any time: (a) the assignment by Company to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, Employee’s duties, functions or responsibilities, including without limitation any requirement that Employee report to another officer of Company, rather than directly to the Board; (b) a material reduction in Employee’s Base Salary or the minimum target amount provided under Section 2.2 for his cash incentive compensation for any calendar year; (c) a Company requirement that Employee be based at any office or location more than 25 miles from Employee’s primary work location before the date of this Agreement; or (d) any other action or inaction that constitutes a material breach of this Agreement by Company.

3.1.8 Termination at End of Term. The termination of this Agreement and Employee’s employment, as of the end of the initial Term or any additional Term, pursuant to the operation of the provisions of Section 1.2, shall entitle Employee only to the payments provided in Sections 3.2.1, 3.2.3 and 3.3.

3.2 Compensation following Termination of Employment. If Employee’s employment pursuant to this Agreement is terminated before the end of the Term, or by Company as of the end of the Term, Employee shall be entitled to the following compensation and benefits upon such termination:

3.2.1 Payment of Base of Salary. If Employee’s employment is terminated pursuant to any subsection of Section 3.1, Company shall, within 14 calendar days following the Separation Date, pay to Employee, Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be, any amounts due to Employee for Base Salary through the Separation Date.

If a termination occurs pursuant to Section 3.1.5 (by Employee without Good Reason), when Company receives Employee’s notice Company shall have the option, at its discretion (a) to continue to engage Employee’s services through the 30-day notice period until the Separation Date, or (b) terminate the use of Employee’s services during the 30 day notice period before the Separation Date but treat Employee as if he were providing services through the 30 day notice period until the Separation Date for purposes of determining Employee’s compensation due him pursuant to this Section 3.2.1.

3.2.2 Payment of Severance for Termination by Company without Cause or by Employee for Good Reason. If (a) Employee’s employment is terminated pursuant to either of Sections 3.1.6 (by Company without Cause) or 3.1.7 (by Employee for Good Reason), (b) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form attached hereto as Exhibit A, and (c)

the rescission period specified therein has expired, Company shall, subject to any payment delay required by Section 3.2.6, continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the Separation Date, for a period of 18 months following the Separation Date, and Employee shall be permitted to exercise all shares that are vested as of the Separation Date under his Options immediately or at any time during the five-year period (but not after the end of each Option’s original term) following the Separation Date. Such payments of Base Salary will be at the usual and customary pay intervals of Company and will be subject to all appropriate deductions and withholdings. For purposes of Employee’s qualification for severance pay, his right to any series of such payments due under this Agreement is treated as the right to a series of separate payments, each of which is subject to all of the requirements of this Section 3.2.2.

3.2.3 Payment of Severance at End of Term. If (a) Employee’s employment terminates pursuant to Section 3.1.8, (b) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form attached hereto as Exhibit A, and (c) the rescission period specified therein has expired, Company shall, subject to any payment delay required by Section 3.2.6, continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the Separation Date, for a period of 12 months following the Separation Date, and Employee shall be permitted to exercise all shares vested as of the Separation Date under his Options immediately or at any time during the five-year period (but not after the end of each Option’s original term) following the Separation Date.

3.2.4 Effects of Change in Control. Upon the occurrence of a Change in Control (as defined in Section 3.1.6), Company agrees that, notwithstanding any contrary provisions of the Stock Option Agreements or Company’s Stock Incentive Plan, the vesting schedule of Employee’s stock options granted in the Stock Option Agreements (the “Options”) shall accelerate such that on the date the Change in Control is completed, 100% of any then-unvested shares subject to the Options held by Employee shall immediately vest; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option (after they become fully vested) equal to the difference or “spread” between (a) the per share amount paid to holders of Company’s common stock in such transaction and (b) the per share exercise price under the applicable Stock Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment; provided, further, that if in connection with or within the first two years after the Change in Control (as defined in Section 3.1.6), Employee’s employment is terminated pursuant to either of Sections 3.1.6 (by Company without Cause) or 3.1.7 (by Employee for Good Reason), and (a) Employee has executed and delivered to Company, within 60 days after the effective date of that termination, a written release in substantially the same form attached hereto as Exhibit A, and (b) the rescission period specified therein has expired, then, in addition to the payments under Section 3.2.2:

(A) within 14 calendar days following the Separation Date, the Company shall also pay to Employee, or Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be) any amounts to which Employee is entitled as of the Separation Date, as a pro rata portion of any unpaid cash incentive compensation determined under Section 2.2 for the calendar year in which the Separation Date occurs. That pro rated cash incentive compensation shall be based on whether Employee’s objectives were achieved (also pro rated to the extent possible) during the portion of the year before the Separation Date; and the pro rated amount shall be based on the number of days in that portion, as compared with the entire year; and

(B) the vesting schedule of Options held by Employee shall accelerate such that on the Separation Date connected with or after a Change in Control, 100% of any unvested shares under the Options shall immediately vest and shall be exercisable immediately or at any time during the five-year period (but not after the end of each Option’s original term) following the Separation Date, notwithstanding any contrary provisions of the Stock Option Agreements or Company’s Stock Incentive Plan; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option (after they become fully vested under this paragraph) equal to the difference or “spread” between (a) the per share amount paid to holders of Company’s common stock in such transaction and (b) the per share exercise price under the applicable Stock Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment. The parties hereto agree and acknowledge that, with respect to any Options previously granted to Employee that were intended by the parties to be treated as “incentive stock options” within the meaning of Code Section 422, such Options, to the extent they may be exercised by Employee more than 90 days following the Separation Date, shall be treated as non-qualified Options, notwithstanding any contrary provisions of the Stock Option Agreements.

3.2.5 General Provision Regarding Treatment of Options. Except as otherwise specified in Sections 3.2.2 and 3.2.4 of this Agreement, the terms of the Stock Incentive Plan and the Stock Option Agreements, as applicable, shall govern the treatment of the Options following the Separation Date.

3.2.6 Potential Delay of Severance Payments. If, as of the Separation Date, (a) Company’s common stock is publicly traded (as determined under Code Section 409A), (b) Employee is a “specified employee” (as determined under Code Section 409A), and (c) any portion of the severance pay due Employee under Sections 3.2.2, 3.2.3 (and, if applicable, paragraph (A) of Section 3.2.4) would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of Company following the six month anniversary of Employee’s Separation Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Employee would have received had payment of this excess amount commenced as provided in Sections 3.2.2, 3.2.3 (and, if applicable, paragraph (A) of Section 3.2.4) after the Separation Date. If Employee continues to perform any services for Company (as an employee or otherwise) after the Separation Date, such six month period shall be measured from the date of Employee’s “separation from service” as defined pursuant to Code Section 409A.

3.3 Benefits Following Certain Employment Terminations. If Employee’s employment is terminated pursuant to any of Sections 3.1.2, 3.1.3, 3.1.6, 3.1.7 or 3.1.8, Company shall provide, at the sole cost of Company (except for any share of the cost for benefits of his spouse and eligible dependents that Employee was required to pay immediately before the Separation Date), continuing coverage under any of its medical, dental and life insurance programs for Employee (if he survives) and his spouse and any eligible dependents, to the extent any such coverage was in effect for any of those individuals immediately before the Separation Date, during the greater of the following periods: (a) if applicable, the period during which he is entitled to receive his Base Salary as severance pay under Section 3.2.2 or 3.2.3; or (b) the first 18 months after the Separation Date, irrespective of any then pre-existing health conditions of Employee, his spouse or any eligible dependents; provided, however, that Company may discontinue any such coverage for which it does not receive timely payment of Employee’s share of the cost due after the Separation Date; and provided further that, in each case, such continued participation is not prohibited by any applicable laws or would not otherwise jeopardize the tax qualified status of any such programs. All reimbursement under this Section 3.3 shall terminate upon commencement of new employment by Employee with an employer that offers health care coverage to its employees. If any such continuing participation is prohibited by applicable law or would otherwise jeopardize the tax qualified status of any medical, dental or life insurance plan and, as a result, Company terminates any such coverage, it shall promptly reimburse Employee (or Employee’s spouse and eligible dependents, as the case may be) for the cost of obtaining comparable third party coverage irrespective of any then preexisting health conditions of any of them who was covered immediately before the Separation Date. Any period of continuing coverage under this Section 3.3 shall run at the same time as the applicable continuing coverage required to be offered to Employee, his spouse or eligible dependents under applicable laws; and each of them who has a right to continuing coverage under any such law shall be deemed to have timely elected continuing coverage under such law, to the extent that Company is required to provide continuing coverage under this paragraph.

Except as otherwise provided in this Section 3.3, the benefits to which Employee (or, as applicable, Employee’s spouse, eligible dependents or estate) may be entitled upon termination of his employment, pursuant to the plans and policies of Company described in Article II of this Agreement, shall be determined and paid in accordance with such plans, policies and applicable laws.

3.4 Surrender of Records and Property. Upon termination of Employee’s employment with Company, Employee shall deliver promptly to Company all Confidential Information as defined in Section 4.1 and all Company property including, but not necessarily limited to records, manuals, books, blank forms, documents, letters, memoranda, business plans, minutes, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, and all other tangible or intangible property relating in any way to the business of Company that are the property of Company or any subsidiary or affiliate, if any, or which relate in any way to the business, products, practices or techniques of Company or any subsidiary or affiliate.

ARTICLE IV. CONFIDENTIAL INFORMATION

4.1 Definition. For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public or to other persons who can obtain economic value from its disclosure or use; information which derives independent economic benefit from not being known to such persons; and information about the activities or business of

Company that is not generally known to others engaged in similar business or activities, its products, services, finances, trade secrets, contracts, patents filed or pending, the techniques used in completing customer projects, research and development, data and information, processes, designs, engineering, marketing plans or techniques, organization or operation. The foregoing list is intended to be illustrative rather than comprehensive. Additionally, the term “confidential information” shall mean any confidential information as that term is defined in any agreement Company may have with its customers or other third parties from time to time.

4.2 Nondisclosure. During the term of this Agreement or at any time thereafter, Employee agrees not to disclose Confidential information to any other third party or company, other than in connection with Employee’s employment with Company, or use such information, directly or indirectly, for any purpose whatsoever, without the prior written consent of Company.

ARTICLE V. INVENTIONS

5.1 Disclosure and Assignment of Inventions and Other Works. During the term of this Agreement and for one year following the Separation Date, Employee shall promptly disclose to Company in writing all ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice (“Inventions”) and any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable (“Works of Authorship”) that are conceived, made, discovered, written or created by Employee alone or jointly with any person, group or entity, whether during the normal hours of his employment at Company or on Employee’s own time. Employee hereby assigns all rights to all such Inventions and Works of Authorship to Company. Employee shall give Company all the assistance it reasonably requires for Company to perfect, protect, and use its rights to such Inventions and Works of Authorship. Employee shall sign all such documents, take all such actions and supply all such information that Company considers necessary or desirable to transfer or record the transfer of Company’s entire right, title and interest in such Inventions and Works of Authorship and to enable Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided Company shall bear all reasonable expenses of Employee in rendering such cooperation.

5.2 Notice and Acknowledgement. In accordance with Minnesota Statute § 181.78, the foregoing Section 5.1 does not require Employee to assign or offer to assign to Company any of Employee’s rights in an Invention that Employee developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities or trade secret information, and (a) that does not relate directly to Company’s business or to Company’s actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by Employee for Company. For the purpose of this Section, “Company’s business” shall be defined as development pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

To the extent a provision in this Agreement purports to require Employee to assign Inventions otherwise excluded by this paragraph, the provision is against the public policy of the State of Minnesota and is unenforceable. By signing this Agreement, Employee acknowledges receipt of the notification required by Minnesota Statute § 181.78.

ARTICLE VI. NONCOMPETITION AND NONSOLICITATION

6.1 Agreement Not to Compete. During the Term of Employee’s employment by Company, and for a period of 12 consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Employee or Company), Employee shall not, directly or indirectly, in any place in the world, render services to any conflicting organization, or engage in competition with Company, in any manner or capacity, nor direct any other individual or business enterprise to engage in competition with Company in any manner or capacity, (e.g., as an advisor, principal, agent, partner, officer, director, stockholder of more than 1% of the outstanding shares of the capital stock of a publicly traded company, employee, member of any association or limited liability company or otherwise) on any products competitive with Company’s existing products, any products competitive with Company’s announced products or any products competitive with Company’s pending products that have not yet been announced but which Employee has, or should have, actual or constructive knowledge. For the purposes of this Section, “conflicting organization” shall be defined as any person, corporation or entity that competes with any product, process or service, in existence or under development, of Company pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

6.2 Agreement Not to Solicit. Employee hereby acknowledges that Company’s customers constitute vital and valuable aspects of its business on a worldwide basis. In recognition of that fact, for a period of one year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of Company’s then-current customers to terminate their respective relationships with Company and to become customers of any enterprise with which Employee may then be associated, affiliated or connected.

6.3 Agreement Not to Recruit. Employee hereby acknowledges that Company’s employees, consultants and other contractors constitute vital and valuable aspects of its business and missions on a worldwide basis. In recognition of that fact, for a period of one year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of Company’s then-current employees, consultants and other contractors to terminate their respective relationships with Company and to become employees, consultants and other contractors of any enterprise with which Employee may then be associated, affiliated or connected.

ARTICLE VII: MISCELLANEOUS PROVISIONS

7.1 Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of Company, that the services to be rendered by Employee are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Articles IV, V or VI of this Agreement would be highly injurious to Company, that

Employee’s violation of any of Articles IV, V or VI of this Agreement would cause Company irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Articles IV, V and VI will be inadequate. Accordingly, Employee specifically agrees that Company shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Articles IV, V and VI of this Agreement.

7.2 Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of Company and any purported or attempted assignment or transfer of this Agreement or any of Employee’s duties, responsibilities or obligations hereunder shall be void. This Agreement shall inure to the benefit of and be binding upon Employee, Employee’s heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. Notwithstanding the foregoing, Company may not, without the written consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to Company in the event of a sale, merger, liquidation or similar transaction. After any such assignment by Company to which Employee has given such consent, Company shall be discharged from all further liability hereunder and such successor assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement.

7.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the third day after mailing if mailed to the parties to whom notice is given, whether by first class, registered, or certified mail, and properly addressed as follows:

If to Company, at:	EnteroMedics Inc. 2800 Patton Road St. Paul, MN 55113

If to Employee, at:	Mark Knudson 1309 West Royal Oaks Drive Shoreview, Minnesota 55126

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

7.4 Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

7.5 Arbitration. The parties irrevocably consent that, except to the extent provided in the following sentence, any litigation or other dispute arising between the parties, in connection with the interpretation or enforcement of this Agreement, that has not been settled through negotiation within a period of 30 days after the date on which either party shall first have notified the other party in writing of the existence of the dispute, shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”); and a court judgment on the award may be entered in any court having competent jurisdiction. Notwithstanding the foregoing, neither party shall be entitled or required to seek arbitration regarding any cause of action that would entitle such party to injunctive relief.

Any such arbitration shall be conducted by one neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the AAA Rules. The arbitrator shall be an experienced attorney with a background in employment law. Any arbitration shall be conducted in Minneapolis, Minnesota. An arbitration award may be enforced in any court of competent jurisdiction. Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(a)	Each party shall have the right to request from the arbitrator, and the arbitrator shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories, and (iv) document requests;

(b)	Upon conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award;

(c)	The arbitrator may award damages consistent with the terms of this Agreement but may not award or assess punitive damages against either party; and

(d)	Each party shall bear 50% of the fees and costs of the arbitrator, subject to the power of the arbitrator, in his or her sole discretion, to award all such fees and costs to the prevailing party.

7.6 Construction. Notwithstanding the general rules of construction, both Company and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

To the extent any provision of this Agreement may be deemed to provide a benefit to Employee that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction.

7.7 Severability. In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

7.8 Entire Agreement. Except for Employee’s Stock Option Agreements, this Agreement is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between Company and Employee with respect to Employee’s employment by Company, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by Employee and a member of the Board. This Agreement supersedes, terminates, replaces and supplants the Prior Agreement any and all other prior understandings or agreements between the parties relating in any way to the hiring or employment of Employee by Company.

7.9 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement, shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the expiration of this Agreement.

7.10 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

7.11 Attorneys’ Fees for Negotiating Agreement. Upon receipt by Company of a statement for legal services from the attorneys representing Employee, Company shall reimburse Employee or pay on behalf of Employee the reasonable and necessary attorneys’ fees and associated expenses incurred by Employee in connection with the negotiation of this Agreement, provided, that such fees and expenses shall not exceed $5,000.00.

7.12 Attorneys’ Fees for Resolving Disputes. If any party to this Agreement is made or shall become a party to any litigation (including arbitration) commenced by or against the other party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then the prevailing party in such litigation shall be entitled to receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys' fees to be fixed by the court or arbitrator (as applicable), with interest thereon from the date of judgment or arbitrator's decision at the rate of 8% or, if less, the maximum rate permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ENTEROMEDICS INC.

By	/s/ Greg S. Lea
Its:	Chief Financial Officer

/s/ Mark B. Knudson
Mark B. Knudson

The undersigned member of the Compensation Committee of the Board hereby certifies that this Agreement has been duly approved by resolutions of that Committee.

/s/ Nicholas Teti, Jr.
Printed Name: Nicholas Teti, Jr.

EXHIBIT A

GENERAL RELEASE

This General Release is made and entered into as of the      day of                     , by Employee (“Employee”).

WHEREAS, EnteroMedics Inc. (“Company”) and Employee are parties to an Amended and Restated Employment Agreement dated                     , 2009;

WHEREAS, Employee intends to settle any and all claims that Employee has or may have against Company as a result of Employee’s employment with Company and the cessation of Employee’s employment with Company; and

WHEREAS, Under the terms of the Employment Agreement, which Employee agrees are fair and reasonable, Employee agreed to enter into this General Release as a condition precedent to the severance arrangements described in Article III of the Employment Agreement.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1. Release. For the consideration expressed in the Employment Agreement, Employee does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Employee has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior or events occurring up through the date of Employee’s signature on this General Release, including Employee’s employment with Company and the cessation of that employment. For purposes of this General Release, “Released Parties” means collectively Company, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, employees and insurers, and each and all thereof.

Employee understands and accepts that Employee’s release of claims includes any and all possible discrimination claims, including, but not limited to, claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. Stat. §181.81; or any other federal, state or local statute, ordinance or law. Employee also understands that Employee is giving up all other claims, including those grounded in contract or tort theories, including, but not limited to: wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

Employee further understands that Employee is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by Employee or on Employee’s behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties. Employee also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Released Parties.

This General Release does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by Company.

Employee’s release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute §302A.521, any other applicable statute or regulation or Company’s by-laws.

2. Rescission. Employee has been informed of Employee’s right to rescind this General Release by written notice to Company within 15 calendar days after the execution of this General Release. Employee has been informed and understands that any such rescission must be in writing and delivered to Company by hand or sent by mail within the 15-day time period. If delivered by mail, the rescission must be: (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested.

Employee understands that Company will have no obligations under the Employment Agreement in the event a notice of rescission by Employee is timely delivered, and, in the event Employee rescinds this General Release, Employee agrees to repay to Company any payments made to Employee or benefits conferred upon him pursuant to Article III of the Employment Agreement before the date of rescission.

3. Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Employee for a period of 21 days during which time Employee may consider whether or not to accept this General Release. Employee agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Employee is hereby advised to seek the advice of an attorney regarding this General Release.

4. Binding Agreement. This General Release shall be binding upon, and inure to the benefit of, Employee and Company and their respective successors and permitted assigns.

5. Representation. Employee hereby acknowledges and states that Employee has read this General Release. Employee further represents that this General Release is written in language that is understandable to Employee, that Employee fully appreciates the meaning of its terms, and that Employee enters into this General Release freely and voluntarily.

IN WITNESS WHEREOF, Employee, after due consideration, has authorized, executed and delivered this General Release all as of the date first written.

Employee